Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

Kairos Pharma, Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock issuable upon exercise of the Pre-Funded Warrants	457	(g)	2,500,000	$1.40	(2)	$3,500,000	0.0001531	$536
Fees to Be Paid	Equity	Common Stock issuable upon exercise of the Common Warrants	457	(g)	3,750,000	$1.40	(3)	$5,250,000	0.0001531	$804
Fees to Be Paid	Equity	Common Stock issuable upon exercise of Placement Agent Warrants	457	(g)	175,000	$1.40	(3)	$245,000	0.0001531	$38

	Total Offering Amounts							$8,995,000

	Total Fees Previously Paid							—	—	—

	Total Fee Offsets							—	—	—

	Net Fee Due									$1,378

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g) of the Securities Act. The proposed maximum offering price per share for the Common Stock underlying the Pre-Funded Warrants is calculated based on the sale price of the Pre-Funded Warrants plus the exercise price of the Pre-Funded Warrants.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g) of the Securities Act. The proposed maximum offering price per share are calculated based on the exercise price of the Common Warrant and Placement Agent Warrant.